Exhibit 99(b)
Examples of Wholesale Energy, Fuel and Emission Allowance Price Fluctuations
2003 through 2007

Wholesale Energy:
PJM West Hub* Power Price - $/MWh
Year	High	Month	Low	Month
2003	$ 252.38	March	$ 0.00**	Jan., May, June, July, Aug., Sept.
2004	$ 181.66	December	$ 0.00**	Jan., June, July, Aug., Sept., Oct.
2005	$ 315.65	July	$ 0.00**	Jan., April, May, June, July, Sept.
2006	$ 769.90	August	$ 0.00**	April, May, June, July, Aug., Nov., Dec.
2007	$ 571.60	August	$ 0.00**	May, June, July, Sept.
*     A common trading hub for PJM.
**   Occurs during times of low demand for electricity when generation levels of generating units are reduced to their normal minimums.

Mid-C* Power Price - $/MWh
Year	High	Month	Low	Month
2003	$ 113.89	February	$ 9.13	May
2004	$ 65.06	July	$ 10.21	June
2005	$ 139.76	December	$ 7.68	May
2006	$ 189.87	July	$ (2.00)	May
2007	$ 197.79	July	$ 0.86	March
*     A common trading hub for Northwestern U.S.

Fuel:
NYMEX Coal (1% sulfur content, 12,000 Btu) Price - $/ton
Year	High	Month	Low	Month
2003	$ 39.92	December	$ 27.75	March
2004	$ 63.00	August	$ 39.67	January
2005	$ 62.75	September	$ 51.10	June
2006	$ 57.75	February	$ 37.50	November
2007	$ 56.80	November	$ 38.75	January

NYMEX Natural Gas Price - $/million Btu
Year	High	Month	Low	Month
2003	$ 9.58	February	$ 2.66	August
2004	$ 8.73	November	$ 4.57	September
2005	$ 15.38	December	$ 5.83	January
2006	$ 10.63	January	$ 4.20	September
2007	$ 9.90	May	$ 5.20	September

Residual Oil (1% sulfur content) Price @ NY Harbor - $/barrel
Year	High	Month	Low	Month
2003	$ 43.62	March	$ 23.00	April
2004	$ 35.38	October	$ 22.12	December
2005	$ 54.38	October	$ 26.88	January
2006	$ 54.25	April	$ 35.00	October
2007	$ 72.52	December	$ 37.23	January

Sulfur Dioxide Emission Allowances:
SO2 Emission Allowance Price - $/allowance
Year	High	Month	Low	Month
2003	$ 221	December	$ 135	January
2004	$ 730	November	$ 210	January
2005	$ 1,610	December	$ 640	January
2006	$ 1,598	January	$ 445	November
2007	$ 715	June	$ 405	January